Exhibit 10.1

Note: Portions of this exhibit indicated by [*] are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.

DIGITLORDsm WEBSITE LEASE AGREEMENT

This Website Lease Agreement (“Agreement”) is entered into effective as of March1, 2007, by and between Bank of Internet USA, a federal savings bank (“Tenant”) and. CWI, Inc., a Kentucky Corporation (“Digitlord”).

Recitals

A. Digitlord is a Kentucky Corporation, Digitlord, or Digitlord’s affiliates, own all right, title and interest in and to the websites known by the domain names “Freedom Roads.com, Camping World.com, and RVS.com “ (referred to collectively and alternatively in this Agreement as the “Websites” or the “Primary Domains”). The Websites are targeted at persons with an interest in recreational vehicles (“RV’s”), RV parts and accessories and camping.

B. Tenant is a consumer-focused, federal savings bank that operates throughout the United States primarily over the Internet, offering loans and deposits to its customers through its websites, including, among others, www.bankofinternet.com, www.MyRVBank.com, and www.bofi.com.

C. Digitlord is involved in, among other things, the retail sale of recreational vehicle (“RV”) parts and service, camping supplies and outdoor lifestyle products through retail stores, catalogs and the Websites.

D. Tenant desires to lease space on the Websites to post its advertising, banners, notices and promotional information and links to Tenant’s website www.RVBank.com (“RVBank.com”) (Tenant’s material appearing on the Websites is collectively referred to as “Graphic Presentations”). As used in this Agreement, the term “Leased Domain Space” refers to the space on the Websites occupied by Tenant’s Graphic Presentations.

E. Digitlord desires to lease to Tenant, and Tenant desires to lease from Digitlord, Leased Domain Space on the terms set forth in this Agreement.

Agreement

Digitlord and Tenant therefore agree as follows:

1.	Leased Domain Space.

a. Amount and Location. Tenant shall have the right, subject to Digitlord’s approval of Tenant’s Graphic Presentations, to place on the Leased Domain Space Tenant’s Graphic Presentations pertaining to its business. The location of the Leased Domain Space on the Websites shall be determined by Digitlord. From time to time during the Term (as defined in Paragraph 2, below), Digitlord and Tenant shall agree in writing (which may be by letter, memorandum, facsimile or email) on the size, amount, location, graphics, artwork and design that the Graphic Presentations shall occupy within the Leased Domain Space (collectively, such terms are referred to as the “Specifications”). Digitlord reserves the right to object to the use of Leased Domain Space for any Graphic Presentations by Tenant that Digitlord does not consider appropriate for the Websites; provided, however, that if Digitlord objects to any Graphic Presentation by Tenant, Digitlord shall notify Tenant in writing of such objection, specifying the basis for such objections, and thereafter Digitlord and Tenant shall mutually work to promptly resolve any such differences so as to arrive at a Graphic Presentation that is reasonably mutually acceptable to the parties. Tenant acknowledges and agrees that all of Tenant’s Graphic Presentation on the Websites shall be subject to the prior approval of Digitlord and the other applicable terms of this Agreement.

b. Other Promotion. Digitlord may promote Tenant products at Digitlord’s expense in Digitlord’s in-store promotional material, publications or mailers as Digitlord deems appropriate. Digitlord may solicit business for Tenant through in-store promotional material and any publication, mailer, stuffer or discount offers or promotions that Digitlord deems appropriate, subject to the terms of this Agreement. All such promotional material shall comply with all applicable governmental banking laws, rules and regulations (“Banking Laws”) and Tenant shall assist Digitlord in insuring such compliance. Upon Digitlord’s request, Tenant shall review Digitlord’s promotional material and advise whether such material complies with applicable Banking Laws. Digitlord will request Tenant approval for any reference to Tenant rates and fees in any print, website or vocal promotions.

c. Graphics and Artwork. During the Term, Tenant shall provide at Tenant’s expense, all text, graphics and artwork for Tenant’s Graphic Presentations. Alternatively, Digitlord may build Graphic Presentations at its expense for Tenant. Should Digitlord request or require the use of any specific graphics, text, content or design on the Website for any purpose or reason, such requested or required material shall be subject to approval by Tenant. Digitlord, upon mutual agreement between Digitlord and Tenant, may replace and modify Tenant’s Graphic Presentations occupying the Leased Domain Space from time to time, subject to mutual agreement on the new Specifications.

d. Availability. Digitlord shall keep the Website operating and accessible by persons resident in the Untied States on a 24 hours per day, 365 days per year basis, subject to generally accepted standards for a professionally-managed website and subject to suspensions of access for normal maintenance and software updates and reasons beyond Digitlord’s reasonable control.

e. Ownership of Graphic Presentations. All of Tenant’s Graphic Presentations appearing in Leased Domain Space on the Website and constituting part of the Specifications shall be and shall remain at all times the property of Tenant, free and clear of any claim by Digitlord. Tenant may remove any of its Graphic Presentations from the Leased Domain Space at any time without the consent of Digitlord; provided, however, that if at any time Digitlord does not provide Tenant with direct access, Digitlord shall timely make or cause to be made on behalf of Tenant and at Digitlord’s expense such removal of the Graphic Presentations as Tenant shall request. Tenant represents and warrants that Tenant’s Graphic Presentations, when designed or approved by Tenant and the presence thereof on Digitlord’s Website, shall not infringe upon the intellectual property or proprietary rights of any third parties. Tenant shall defend or settle, at its sole cost and expense, any and all suits, claims, demands and/or causes of action, for or arising from any infringement or alleged infringement of any proprietary, intellectual property or other right of any third party arising out of the use by Digitlord of Tenant’s Graphic Presentation on the Website, and shall indemnify and save Digitlord harmless from and against all claims, damages, liabilities, losses and/or expenses, including reasonable attorneys’ fees, on account of such infringement.

Digitlord shall defend or settle, at its sole cost and expense, any and all suits, claims, demands and/or causes of action, for or arising from any claim that Digitilord’s Website content, except for the defined Tenant Graphic Presentation and the presence thereof on Digitlord’s Website, infringes any proprietary, intellectual property or other right of any third party, and shall indemnify and save Tenant harmless from and against all claims, damages, liabilities, losses and/or expenses, including reasonable attorneys’ fees, on account of such infringement.

2. Term.

a.	Commencement of Term. The term of this Lease shall be for a period of 60 months, commencing on March 1, 2007, the date that Tenant’s Graphic Presentations (which have been approved as part of the initial Specifications) are first expected to appear in the Leased Domain Space (the “Commencement Date”), and ending on the date immediately preceding the five year anniversary date of the Commencement Date, subject to extension as provided in this Agreement (the “Initial Term”). Digitlord shall use its best efforts to provide Tenant with use of the Leased Domain Space as promptly as possible after the signing of this Agreement, but in no event later than April 1, 2007 (the “Target Commencement Date).

b.	Early Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

(1) Delayed Commencement. If the expected Target Commencement Date of April 1, 2007 is not met by not later than April 15, 2007, either party to this Agreement may elect to terminate this Agreement without obligation, and thereupon Digitlord shall refund the $[*] paid with the signing of this Agreement as provided in Paragraph 4.

(2) Damage and Force Majeure. If the Website(s) becomes generally inaccessible to customers or otherwise unable or unavailable to display Tenant’s Graphic Presentations or otherwise unfit for Tenant’s purposes for a period of thirty days, due to casualty, such as fire, terrorism, Act of God, labor strikes, change in law or regulations, action by regulatory authority, war or other conditions beyond the reasonable control of Digitlord or generally encompassed within the doctrine of Force Majeure or impossibility of performance under applicable law, then either Tenant or Digitlord may terminate this Agreement prior to the end of the Term upon giving the other party written notice of termination within 30 days after it is determined by Tenant that the Website has been damaged to the extent that it is inaccessible or unable or unavailable to display Tenant’s Graphic Presentations or unfit for Tenant’s purposes. In such event, this Agreement shall be terminated effective on either party giving the other party written notice of termination for such reason and thereafter, Tenant shall continue to pay to Digitlord the Account Relationship Fee, as defined and provided in Exhibit B, for a period of 36 months following the date of termination for such reason.

(3) Termination for Regulatory Reasons. Tenant may terminate this Agreement if ordered to do so, whether formally or informally, by any state or federal regulatory authority having jurisdiction over Tenant, or if such regulatory authority threatens formal or informal administrative action to prohibit or restrict Tenant from performing under this Agreement. In any such event, Tenant may terminate this Agreement for such reason, effective upon giving Digitlord written notice of termination for such reason, and in such event this Agreement shall terminate neither party shall have any obligation or liability to the other party for any reason, except that Tenant shall continue to pay to Digitlord the Account Relationship Fee for a period of 36 months following the date of termination for such reason. Should regulatory action be “informal”, and at the request of Digitlord, Tenants attorney will document such actions for the Digitlord attorney. Information provided will be treated as confidential.

c. Extension of Term. This Agreement shall thereafter continue in full force from and after the end of the Initial Term on a month-to-month basis until either party gives the other party 60 days prior written notice of termination. As used in this Agreement, “Term” shall mean the Initial Term and any extension of the Initial Term, through and including the effective date of the expiration or the other termination of this Agreement. The then-current terms of this Agreement shall apply during any extension of the Term.

3. Use of Leased Domain Space. Tenant shall not use the Leased Domain Space to market any products or services without the consent of Digitlord. Digitlord’s consent to market any other products and services may be based upon, among other things, as determined by Digitlord, (a) Digitlord’s satisfaction with the amounts to be paid by Tenant to Digitlord relative to the sale of such other products or services, and (b) whether, in the exercise of Digitlord’s reasonable discretion, Digitlord finds such other products and services objectionable, or has found such other products and services objectionable with respect to other vendors. Digitlord shall cooperate with Tenant’s reasonable requests with respect to the placement of Tenant’s Graphic Presentations in Leased Domain Space. Digitlord shall not permit other depository and non-depository financial institutions to lease space on Digitlord’s Website s adjacent to Tenant’s Graphic Presentations, where such other institutions’ graphic presentations offer products and services that compete with the products and services offered by Tenant on such Websites.

4. Rent for Use of Leased Domain Space; Payment. In consideration for the lease of Leased Domain Space for the Term, Tenant shall pay to Digitlord Rent, as defined in this Paragraph 4 and Exhibit “B” attached hereto ,which shall include payment for each account opened on RVBank.com, regardless of how such customer accessed RVBank.com, or any customer originally visiting RVBank.com and subsequently visiting one of Tenant’s other websites. Tenant shall create and maintain RVBank.com during the Term of this Agreement in a manner similar to Tenant’s other websites. [*] The parties understand and anticipate that as the working relationship between them pursuant to this Agreement evolves during the Term, the parties may, at their respective options, amend the terms of this Agreement in ways that will require the amendment of Exhibit B to add additional products and the calculation and payment of Rent with respect to any such new products and that any such amendments shall be effective when made in a writing signed by the parties to this Agreement. As used in this Agreement, “Rent” means the consideration to be paid by Tenant for the use of Leased Domain Space on the Websites, calculated as set forth in Exhibit B, attached to this Agreement, in addition to the following payments. Subject to active promotion by Digitlord as described below, during the Term Tenant agrees not to operate any websites with a domain name containing or similar to RV Bank.com, including, without limitation, MyRVBank.com. As used in the preceding sentence, active promotion shall mean a minimum of 1,000 deposit accounts and 150 loans per quarter; with such loans including loans placed by FreedomRoads, LLC and its subsidiaries pursuant to a separate agreement between Tenant and FreedomRoads, LLC. The first quarter of measurement shall be September – December, 2007. Should tenant choose not to enforce this condition at any quarter this would not impact Tenant’s ability to enforce this provision in a future quarter. In the event the products and services offered by Tenant on RVBank.com are not competitive during any quarter and Digitlord fails to produce the minimum amounts as set forth above during such quarter, there shall be deemed active promotion by Digitlord.

a. Initial Advertising Payment. Subject to repayment as provided in Paragraph 2b., above, Tenant shall pay [*] (“Initial Payment”) to Digitlord upon signing of : this Agreement. The parties acknowledge and agree that the Initial Payment represents Tenant’s advance payment to Digitlord for 12 months of expected advertising costs.

b. Second Advertising Payment. On the one year anniversary date of the Commencement Date, Tenant shall pay to Digitlord the sum of [*] (the “Second Payment”). The parties acknowledge and agree that the Second Payment represents Tenant’s advance payment to Digitlord for 12 months of expected advertising costs, commencing with the one year anniversary of the Commencement Date.

5. Sublease and Assignment; Successors-in-Interest.

a.	Without Digitlord’s consent, Tenant may assign this Agreement to: (i) BofI Holding, Inc., the sole shareholder of Tenant (“Parent”); (ii) a subsidiary corporation owned or controlled by Tenant or Parent; (iii) any corporation under common control with Tenant, or (iv) any purchaser of all or substantially all of Tenant’s assets (each, a “Permitted Transfer”), provided that the applicable assignee assumes all of Tenant’s obligations under this Agreement and Tenant shall in no event be released from liability hereunder. If Tenant merges or consolidates with another corporation, this Agreement shall be assumed by the surviving corporation in any such merger or consolidation, without Digitlord’s written consent. Except as set forth above, Tenant shall not assign or sublease any rights with respect to the Leased Domain Space, whether in whole or in part, without Digitlord’s consent, which consent may be withheld in its sole and absolute discretion. Notwithstanding the foregoing, in the event of any assignment or sublease or proposed assignment or sublease by Tenant (a) to any entity which competes with Digitlord or with any affiliate of Tenant or (b) which would result in a default under any Agreement entered into by Digitlord, Digitlord shall have the right to terminate this Agreement.

b.	Digitlord may not assign this Agreement to any other financial services company, without Tenant’s written consent. Except as excluded above, Digitlord may assign this Agreement to: (i) a subsidiary corporation owned or controlled by Digitlord or Digitilord’s parent corporation; (ii) any corporation under common control with Digitlord, or (iii) any purchaser of all or substantially all of Digitlord’s assets. If Digitlord merges or consolidates with another corporation, this Agreement may be assumed by the surviving corporation in any such merger or consolidation, without Tenant’s written consent. Except as set forth above, Digitlord shall not assign or sublease any rights with respect to the Leased Domain Space, whether in whole or in part, without Tenant’s written consent, which consent shall not be unreasonably withheld or delayed.

6. Covenants, Representations and Warranties. The parties, as designated below, make the following covenants, representations and warranties:

a.	Exclusivity.

(1) Digitlord Exclusivity. During the Term of this Agreement, neither Tenant nor any of its affiliates shall enter into an analogous agreement to lease domain space on any third party’s web site or any other type of similar arrangement with any third party, if such third party’s primary business is (a) the sale, rental or service of RVs or RV parts and accessories or (b) providing products or services to the owners of RV’s. Nothing in this Agreement shall prevent Tenant from entering into traditional affiliate relationships with third parties through affiliate aggregators, such as Commission Junction, and it is expressly understood and agreed that Tenant may enter into leases of website and domain space with third parties who are not involved in the sale, rental or service of RV parts and accessories. Tenant may display advertising, banners, links, notices and promotional information on any web site.

(2) Tenant Exclusivity. During the Term, neither Digitlord nor FreedomRoads, LLC or any subsidiary of FreedomRoads (collectively, “FreedomRoads”) shall enter into an analogous agreement to this Agreement to lease domain space on any Web Site, or to enter into any other type of similar arrangement, with any bank or entity, whereby Digitlord or FreedomRoads is offering such bank or other entities deposit business to its customers, [*] Nothing in this Agreement shall prevent Digitlord from entering into traditional affiliate relationships with third parties through affiliate aggregators, such as Commission Junction, and it is expressly understood and agreed that Digitlord may display advertising, banners, links, notices and promotional information on any web site.

b. Indirect RV Lending Exclusivity. Tenant shall not (a) purchase, or enter into any agreement for the purchase of, any contracts or (b) provide loans for the purchase of RVs or RV parts and accessories (collectively, “RV Loans”) originated by other RV dealers, (i) during the one year commencing on the Commencement Date and ending on the earlier to occur of the one year anniversary of the Commencement Date or the earlier termination of this Agreement if it is terminated within one year and (ii) to the extent the Loan Volume (as defined below) exceeds $100,000,000.00 during the first year of the Term, for the period commencing on the first anniversary of the Commencement Date and continuing to the earlier to occur of the two year anniversary of the Commencement Date or the earlier termination of this Agreement if it is terminated within two years (the “Indirect RV Lending Exclusivity Period”). At anytime following the Indirect RV Lending Exclusivity Period, Tenant covenants and agrees that Tenant shall make available to Digitlord and FreedomRoads, RV Loans on terms and conditions which are more favorable in all regards to RV Loans made available by Tenant or any of its affiliates to other RV dealers. As used herein, the “Loan Volume” shall mean the aggregate amount of all RV Loans originated by Digitlord or FreedomRoads. Tenant acknowledges that any breach of this provisions hereof may be enforced by Digitlord and/or FreedomRoads, it being the intent of the parties that FreedomRoads shall be a third party beneficiaries of the terms hereof.

c. Taxes. Digitlord shall pay timely and discharge, prior to delinquency, all general taxes and assessments of any kind whatsoever, if any, coming due during the Term with respect to the Website. Each party to this Agreement shall pay and discharge prior to delinquency, all taxes imposed and assessments assessed against such party with respect to such party’s interest in and benefits arising out of, this Agreement.

d. Utilities. Digitlord shall pay and maintain as current all utility costs, costs and fees payable to Internet service providers and all costs and expenses of communications and other utilities and services to maintain and operate the Website.

e. Publicity. During the Term, the parties shall have the right to publicize the marketing relationship between Digitlord and Tenant, as evidenced by this Agreement, and to issue other press releases relating to their relationship and the products and services offered by Tenant on the Website, provided (i) that any such proposed press release be provided first to the other party and that such other party shall approve the text and form of any such press release in the exercise of discretion that may not be unreasonably withheld or conditioned; (ii) except as required by law, pricing and volumes may not be disclosed by either party to any third party and (iii) notwithstanding anything in this Agreement, either party may take such actions as may be necessary or advisable in order to comply with applicable banking and securities disclosure laws, rules and regulations.

f. Compliance with Law and Regulations. Each party to this Agreement shall comply with all applicable law, regulations, ordinances and other governmental directives and orders of any kind, whether of the United States of America, or any other jurisdiction or subdivision thereof, pertaining to such party’s obligations under this Agreement, including but not limited to, the USA Patriot Act, the Bank Secrecy Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the regulations of the Office of Foreign Assets Control, U.S. Department of the Treasury and all law and regulations pertaining to privacy and protection of customer information. Digitlord understands and agrees that it shall not at any time have access to Tenant’s data base or operating systems, nor to any customer information, except to the extent provided by Tenant in accordance with the terms of this Agreement. Specifically but without limitation, each party covenants, represents and warrants to the other that during the Term such party shall comply with the regulations of the Office of Foreign Assets Control with respect to screening of such party’s customers or users, as the case may be, to the extent required by such regulations.

7. Account Operations. Tenant shall have sole discretion to accept or reject new accounts and to thereafter retain or close opened accounts for any reason, including but not limited to, regulatory compliance issues, account balance and account activity. The applicant applying for Tenant’s products and services during the Term shall be solely responsible for directly providing all information required for the establishment and maintenance of the relationship between Tenant and the customer. Because an applicant’s Internet protocol (IP Address) is important to fraud detection, the parties agree that all accounts opened by applicants originated by Digitlord pursuant to this Agreement shall be required to manually complete applications to open new accounts and that the parties shall cooperate with one another to insure that no accounts are opened on an automated or bulk basis. Tenant shall identify and administer all accounts established and maintained through the Website and shall provide such accounting and other permitted information to Digitlord about such accounts as may be necessary to verify the calculation of Rent pursuant to Paragraph 4. Digitlord shall have the right from time to time at its expense to audit Tenant’s books and records for the purpose of confirming the calculation of the Rent pursuant to Paragraph 4, subject to compliance with applicable law and regulation, including privacy laws. The parties understand that independent auditors may be required to perform such an audit. Digitlord covenants, represents and warrants that during the Term, Digitlord shall not, unless it shall have first obtained Tenant’s written approval, compensate, directly or indirectly, any applicant for applying for any products and services offered by Tenant through its Graphic Presentations on the Website, including but not limited to deposit accounts. Notwithstanding the foregoing, Digitlord shall have the right to provide premiums, such as merchandise certificates or discount coupons, to applicants applying for Tenant’s Products on the Websites. All inquiries from customers who have established an account through the Website and, in particular, who make inquiries regarding account balances and other inquiries requiring transmission to such customer of confidential information, shall be handled solely by Tenant.

8. Joint Marketing. The parties acknowledge and agree that this Agreement constitutes a joint marketing arrangement and agreement between the parties. In connection therewith, to the extent not prohibited by any applicable laws and regulations, Tenant shall provide Digitlord with information regarding the customers opening accounts or purchasing products or services from Tenant throughRVBank.com and the number of customers visiting RVBank,com on a regular basis as reasonably requested by Tenant. To the extent any such laws or regulations prohibit Tenant from providing Digitlord with personally identifiable information, Tenant shall provide such information in an aggregate format as requested by Digitlord, including, without limitation, to the extent available, the number of customer visits to RVBank.com, the number of purchases or accounts opened on RVBank.com segregated by account type, the number of purchases by President Club and non-President Club members, the mechanism for accessing RVBank.com, and such other information as may be reasonably requested by Digitlord.

9. Indemnification. Each party to this Agreement (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party (the “Indemnified Party”) from and against any and all claims, demands, loss, damage and liability, including but not limited to attorneys fees and costs (collectively, “Claims”), to a third-party arising out of or pertaining to: (i) the Indemnifying Party’s failure to perform its obligations and covenants under this Agreement; and (ii) the Indemnifying Party’s misrepresentation or breach of a warranty made in or with respect to this Agreement; provided, however, that in no event shall a party be indemnified by the other party against Claims to the extent any such Claims arise out of, or pertain to, its own gross negligence, recklessness or intentional conduct or wrongdoing, whether occurring by such party’s omission or commission. Without limitation, this obligation of indemnity is intended to protect a party from the other party’s failure to comply with applicable law and regulations, including any investigation conducted and any penalty assessed by any regulatory agency having jurisdiction over the marketing relationship and the operations contemplated by this Agreement.

10. Default. The failure by a party to perform a covenant or other obligation it is obligated to perform under this Agreement, or a party’s misrepresentation or breach of a warranty made under this Agreement shall constitute a default under this Agreement (a “Default”). In the event of Default by a party (the “Defaulting Party”), the other party (“Non-Defaulting Party”) may give the Defaulting Party notice of default (“Notice of Default”), which shall specify the nature of the default and what must be done to cure the default. Upon receipt of Notice of Default, the Defaulting Party shall commence the cure of the Default as expeditiously as possible but in no event later than 15 days from the Defaulting Party’s receipt of the Notice of Default; provided, however, that if the Default shall reasonably require more than 15 days to cure, the Default shall be considered cured if the Defaulting Party promptly commences the cure and diligently prosecutes such cure to completion as promptly as reasonably possible thereafter. Notwithstanding the foregoing, Digitlord shall not be required to provide a Notice of Default for Tenant’s failure to pay Rent and any failure to pay Rent as required hereunder more than two times during any twelve month period and after two such notices any failure to pay shall constitute a Default without the necessity of any Notice of Default. In the exercise of any rights of a Non-Defaulting Party under this Agreement, such rights shall be exercised reasonably and in a manner so as to mitigate, where reasonably possible, damages and loss cause by any Default.

a. Default by Digitlord. If Digitlord is in default of this Agreement and fails to cure the Default, Tenant may terminate this Agreement effective upon giving Digitlord notice of termination after the expiration of the applicable cure period. Thereafter, Tenant shall continue to pay to Digitlord the Account Relationship Fee for a period of six months following the date of termination for such reason.

b. Default by Tenant. If Tenant is in default of this Agreement by failure to pay Rent to Digitlord on a timely basis after Notice of Default is given as provided above, Digitlord may terminate this Agreement five days after giving Tenant notice of Digitlord’s intent to repossess the Leased Domain Space (the “Notice of Repossession”), and thereafter Digitlord may regain control of the Leased Domain Space and remove Tenant’s Graphics Presentations from the Website. Digitlord may also terminate this Agreement effective upon giving Tenant notice of termination after the expiration of the applicable cure period. Thereafter, Tenant shall continue to pay to Digitlord the Account Relationship Fee for a period of 36 months following the date of termination for such reason.

11. Additional Products and Services. The parties understand and agree that Tenant expects to use the Leased Domain Space initially for advertising and solicitation of new deposit accounts and home equity loans. However, the parties intend to continue to explore additional areas where the marketing relationship and the technology used by the parties may expand the use of the Leased Domain Space for the parties’ mutual benefit. Among other things, the parties plan to explore marketing opportunities for the following additional products and services:

a. Product Positioning: Experimenting with the “look and feel” of Graphic Presentations, including locations on the Website and “co-branding” identification with both Digitlord and Tenant; Designing a landing page that will help track use of the Leased Domain Space with content provided by Digitlord with Tenant approval.

b. Product Offerings: Expand the products offered in Leased Domain Space to include mortgages and other loans. Tenant will work on legal and regulatory compliance issues with respect to the on-line solicitation and advertising of residential loans.

The parties shall work together in good faith to explore the foregoing opportunities, but neither party shall have any liability or obligation to the other party in connection with any such investigations into the feasibility of the foregoing opportunities or with the success of implementing any such products and services. If any of the foregoing products and services or any other products and services not identified in this Agreement is developed so as to be commercially feasible, the parties will amend this Agreement accordingly by an amendment in writing signed by the parties and the allocation of economic benefits from such efforts will be specified in such an amendment.

12. Employee Benefits. Tenant shall provide the banking services to employees of Digitlord and Digitlords affiliates, including, without limitation, FreedomRoads, LLC and its subsidiaries, on the terms and in the manner set forth in Exhibit D attached hereto.

13. URL/Domain Name “RVBank.com.” Tenant shall purchase all right, title and interest in the URL/domain name “RVBank.com” for [*] from FreedomRoads. Such domain name shall be purchased pursuant to the terms of the Domain Name Purchase Agreement in the form attached to this Agreement as Exhibit E , and such agreement shall be entered into contemporaneously with, and as a condition to the effectiveness of, this Agreement. Upon the execution of the Domain Name Purchase Agreement, Digitlord shall then be authorized to direct customers to the Website located at RVBank.com and shall have a license to use such URL/domain name for the purpose of directing customers to such site. Tenant shall build-up, develop and use the URL/domain name “RVBank.com” and good will associated with it during its ownership of such URL/domain name. Digitlord, or any affiliate of Digitlord designated by Digitlord, shall have the option, but not the obligation, to purchase the URL/domain name “RVBank.com” for [*]. Such option to purchase may be exercised by Digitlord at any time during the thirty day period following the expiration or earlier termination of the Term of this Agreement and upon exercise, such purchase shall be consummated on terms similar to those set forth in Exhibit E no later than the date which is ten days following the later of (a) date upon which Digitlord exercises such option or (b) the exercise date at the expiration the Term. For a period of ninety (90) days following the date upon which the URL/domain name “RVBank.com” is conveyed to Digitlord or FreedomRoads, such domain name shall not be used for commercial purposes

13. Miscellaneous.

a. Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to the subject matter of this Agreement and replaces and supersedes all prior written and oral agreements or statements by and between the parties. No representation, statement, condition or warranty not contained in this Agreement will be binding on the parties or have any force or effect whatsoever.

b. Binding Agreement. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns.

c. Parties In Interest. Nothing in this Agreement shall confer any rights or remedies on any persons other than the parties and their respective successors and permitted assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

d. Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

e. Interpretation. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

f. Governing Law; Jurisdiction. The interpretation and enforcement of this Agreement shall be governed by the law of the State of California and the United States of America, as applicable to agreements entered into and to be performed in the State of California.

g. Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

h. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

i. Additional Documents And Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate in good faith to effectuate, carry out and perform all of the terms of this Agreement.

k. Notices. Any notice to be given or to be served upon a party must be in writing and sent by certified mail or by reputable overnight carrier and will be considered to have been given and received when delivered to the address specified by the party to receive the notice. Such notices shall be given to a party at the following addresses:

If to Tenant:	Bank of Internet USA
12777 High Bluff Drive
Suite 100
San Diego, CA 92130
Attention: Gary Lewis Evans, President & CEO

Facsimile: (858) 350-0443
Electronic Mail: Gary@bankofinternet.com

If to Digitlord:	CWI, Inc.
650 Three Springs Road
Bowling Green, KY 42104
Attention: Mark Boggess
[*]

With a copy to:	CWI, Inc.
650 Three Springs Road
Bowling Green, KY 42104
Attention: General Counsel

[*]

Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

k. Amendments. All amendments to this Agreement shall be in writing and signed by the parties to this Agreement.

l. Authority of Persons Signing Agreement. Each party signing this Agreement on represents and warrants that the person executing this Agreement on behalf of such party has been duly authorized by such party to sign this Agreement on behalf of such party and that by such signature the party shall be bound to the terms of this Agreement.

m. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

n. Attorney Fees. In the event that any dispute between the parties should result in litigation, mediation or arbitration, the party determined to be the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) post judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails in the proceeding by dismissal, default or otherwise.

o. Time is of the Essence. All dates and times in this Agreement are of the essence.

p. Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

q. Waiver. No waiver of any Default or of any failure to perform or of any misrepresentation or breach of warranty (collectively, an “Adverse Action”) shall be implied from any delay or omission to take any action on account of such Adverse Action if the Adverse Action persists or is repeated. No express waiver of any Adverse Action shall affect any other Adverse Action (other than the Adverse Action specified in the express waiver) and that only for the time and to the extent stated in such express waiver. No waiver by a party of an Adverse Action shall be construed as a waiver of a subsequent Adverse Action.

r. Consent, Agreement and Approvals. Whenever the consent, agreement or approval of a party is required, such party shall act in a commercially reasonably manner and shall not unreasonably withhold or delay such consent, agreement or approval; provided, however, that where a party in this Agreement may act in its “sole discretion” (or words to that effect), such party shall have absolute discretion to withhold or grant its consent, agreement or approval and such party shall not be bound by a “commercially reasonable” standard.

s. Confidentiality. The terms of this Agreement shall remain confidential as between the parties, on one hand, and third parties, on the other hand, except that governmental and regulatory authorities having jurisdiction over the parties and this relationship may have access to this Agreement and the parties. The parties understand and agree that certain of the information, processes, technology, and other know-how pertaining to the parties and their participation in this marketing relationship may require or entail the disclosure to the other party of information such disclosing party may consider confidential or otherwise proprietary and subject to restrictions on disclosure or use (“Proprietary Information”). As and when appropriate, each party shall notify the other party of any information such disclosing party considers Proprietary Information, and upon Proprietary Information in violation of any of the disclosing party’s rights in such Proprietary Information, except (i) as necessary in connection with the performance of such receiving party’s duties and obligations under this Agreement; (ii) in response to a court order, subpoena or other legal process, provided that the disclosing party shall promptly give the transferring party notice of such request for access so as to enable the transferring party to seek a protective order or take other protective action, (iii) to the extent that such claimed Proprietary Information is in the public domain other than through breach of this covenant by the disclosing party, or (iv) with the written consent of the transferring party.

The parties to this Agreement execute this Agreement effective as of the date set forth on page 1 of this Agreement.

BANK OF INTERNET USA
A Federal Savings Bank

By	/s/ Gary Lewis Evans	Date: March 20, 2007
Gary Lewis Evans
President and Chief Executive Officer

CWI, Inc.

By	/s/ Brent Moody	Date : March 28, 2007
Brent Moody
Executive Vice President

EXHIBIT A

INTENTIONALLY OMITTED

EXHIBIT B

RENT

RENT FOR USE OF LEASED DOMAIN SPACE

The amounts to be paid by Tenant pursuant to the terms of Paragraph 4, together with this Exhibit B, are collectively referred to as “Rent” and/or “Accommodation Fees” and shall expressly include fees set forth below in the Deposit Account Fee Schedule and the Loan Fee Schedule . The parties specifically agree and for purposes of clarity acknowledge, that in the event a customer subscribes to any services offered or provided by Tenant or establishes a banking relationship with Tenant through RVBank.com or visits any of Tenant’s other websites and subscribes to any services offered or provided by Tenant within sixty (60) days following the date upon which such customer visited RVBank.com, except for Affiliate Referrals (as defined below), Tenant shall pay the amounts set forth herein with respect to such visit and any additional products or services subscribed to by such customer through any source during the period Tenant is obligated to pay Rent or Accommodation Fees during or after the expiration or earlier termination of the Term of the Agreement. As used herein, an “Affiliate Referral” shall mean a specific transaction whereby a customer visits RVBank.com as the result of a referral by an affiliate of Tenant pursuant to an affiliate relationship between Tenant and such affiliate subject to industry standard practices for affiliate identification. Notwithstanding the foregoing:

(a) Digitlord shall earn all referred business and additional or follow on business from the Affiliate Referral unless a specific new account is directed from another Affiliate Referral. For purposes of clarity, if the customer opens additional accounts with Tenant and the new accounts were not directed from an Affiliate Referral, Digitlord shall earn the applicable fees.

(b) When a new customer opens any account directly through RVBank.com, Digitlord will earn a new account fee, even if Tenant has an existing account relationship with the customer.

(c) If RVBank.com causes a first time affiliate relationship, whether it be loan, deposit or otherwise, Digitlord will earn future deposit balance fees (Account Relationship Fee) if any. Digitlord shall earn all future account deposit balance fees, if any, on any account opened pursuant to an Affiliate Referral.

(d) If Tenant has a Digitlord Affiliate relationship with another web site, but RVBank directs a customer to any of Tenant’s websites, Digitlord shall be paid for the account.

DEPOSIT ACCOUNT FEE SCHEDULE

[*]

LOAN FEE SCHEDULE

[*]

EXHIBIT C

INTENTIONALLY OMITTED

EXHIBIT D

BANKING SERVICES

Outside of this Digitlord relationship, Bank of Internet USA (BofI) commits to provide special pricing to employees of CWI, Inc. and affiliate companies. This will vary over time, but BofI will commit to special programs.

As a first example, any employee of CWI, Inc. or affiliate companies may open any one (1) checking account without meeting any account requirement, i.e., no age or minimum balance requirements will be enforced. Any employee of CWI, Inc. or affiliate companies may open a Senior Checking account, regardless of age, if that is what they prefer.

On certificate of deposits (CD’s), BofI will pay an additional [*] to employees.

On home loans, once they are offered, BofI will rebate [*] in fees paid, if any, upon closing.

We will work to add additional account benefits for CWI, Inc. employees..

EXHIBIT E

DOMAIN NAME PURCHASE AGREEMENT

This is an Agreement between Bank of Internet USA (“Purchaser”) and FreedomRoads, LLC (“Seller”).

Seller represents that the current ownership and contacts follows:

FreedomRoads

250 Parkway Drive

Suite 160

Lincolnshire, IL 60069

US

Domain Name: RVBANK.COM

Administrative Contact, Technical Contact:

FreedomRoads dsee@freedomroads.com

250 Parkway Drive

Suite 160

Lincolnshire, IL 60069

US

847-808-3000

WHEREAS, Seller is the legal owner of the World Wide Web domain name “RVBANK.com” (the “Domain Name”); and

WHEREAS, Purchaser wishes to purchase the Domain Name and all related rights thereto and grant to Seller a right to repurchase the Domain Name in accordance with the terms and conditions of this Agreement;

THEREFORE, the parties agree as follows:

1. Purchase. Seller hereby transfers and assigns to Purchaser:

a. all right, title and interest in and to the Domain Name;

b. any registered or unregistered trademarks, service marks, copyrights or other intellectual property or proprietary rights based on or related to the Domain Name; and

c. all goodwill associated with the Domain Name.

2. Payment. As consideration for the matters set forth in Section 1,

Purchaser agrees to pay the sum of:

(a) [*] on the date upon signing this contract as payment in full, and

(b) [*] - when the Domain Name has been fully transferred on the books and records of Network Solutions, Inc. pursuant to Section 3 hereof.

3. Seller shall cooperate as reasonably requested by Purchaser to ensure that the Domain Name is validly transferred to Purchaser as soon as possible but in no event more than 15 days after signing this agreement.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

a. Seller is the sole owner of all right, title and interest to the Domain Name.

b. The Domain Name is being transferred to Purchaser free of any liens, encumbrances, restrictions, licenses, or security interests.

c. Seller has the right, power and authority to enter into this Agreement.

d. To Seller’s best knowledge, the Domain Name and use of the Domain Name by Purchaser does not and will not violate or infringe any trademark, service mark or other right of any third party.

e. The Domain Name has not been, and is not currently, the subject of any litigation, claims, arbitration or other legal proceeding nor has the Seller received any notice of any such pending items.

5. Option to Purchase. Purchaser hereby grants Seller an option to re-purchase the Domain Name for the sum of [*] (the “Purchase Option”). The Purchase Option may be exercised by Seller in accordance with the terms of Section 13 of that certain Digitlord Website Lease Agreement dated as of the date hereof between Purchaser and CWI, Inc., an affiliate of Seller. In the event Seller exercises the Purchase Option, (a) the Domain Name shall be conveyed to Seller by Purchaser in the manner conveyed by Seller hereunder, (b) Purchaser shall make the representations and warranties in connection therewith as made by Seller hereunder and (c) Purchaser shall cooperate as reasonably requested by Seller to ensure the Domain Name is validly transferred to Seller.

BANK OF INTERNET USA
A Federal Savings Bank

By	/s/ Gary Lewis Evans	Date: March 20, 2007
Gary Lewis Evans
President and Chief Executive Officer

FREEDOMROADS, LLC

By	/s/ Brent Moody	Date : March 28, 2007
Brent Moody
Executive Vice President